Exhibit 10.1
NASH FINCH COMPANY
March 16, 2006
Mr. Alec Covington
304 View Point
St. Augustine, FL 3280

Re:	Employment Terms
Dear Alec:
On behalf of the Board of Directors (the “Board”) of Nash-Finch Company (the “Company”), I am pleased to offer you employment with the Company on the following terms:
     1. COMMENCEMENT DATE: Your employment with the Company will commence on May 1, 2006 (your “Commencement Date”).
     2. POSITION; PRINCIPAL PLACE OF EMPLOYMENT: You will be employed as the President and Chief Executive of the Company (“CEO”). Your principal place of employment will be at the Company’s headquarters in Edina, Minnesota.
     3. BOARD MEMBERSHIP: The Board shall take such action as may be necessary to appoint or elect you as a member of the Board as of your Commencement Date. Thereafter, during your employment with the Company, the Board shall nominate you for re-election as a member of the Board at the expiration of your then-current term. You agree to serve without additional compensation as an officer and director of any of the Company’s subsidiaries. You may, with the Board’s approval, serve on up to two (2) outside boards of directors so long as your duties as a board member do not interfere with your performance as CEO.
     4. BASE SALARY: You will be paid a base salary (the “Base Salary”) at an annual rate of not less than eight hundred fifty thousand dollars ($850,000), payable in accordance with the regular payroll practices of the Company. Your Base Salary shall be reviewed annually by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board.
     5. ANNUAL BONUS: You will be eligible to participate in the Company’s annual bonus and other incentive compensation plans and programs for the Company’s senior executives at a level commensurate with your position. You will have the opportunity to earn an annual maximum bonus measured against objective criteria to be determined by the Board (or a committee thereof) of up to one hundred percent (100%) of Base Salary. Your 2006 annual bonus shall be your full annual maximum bonus, less any annual bonus amounts earned from your prior employer for performance during 2006.

Mr. Alec Covington
March 16, 2006

     6. INITIAL EQUITY AWARDS: The Board or the Committee (as defined in the Company’s 2000 Stock Incentive Plan (the “Stock Incentive Plan”)) shall award you fifty-four thousand (54,000) performance units denominated as restricted stock units as of your Commencement Date (the “Time-Vesting RSUs”). Subject to accelerated vesting as set forth in this Agreement, the Time-Vesting RSUs shall vest in three (3) equal amounts on the first three anniversaries of your Commencement Date, provided that you are employed on each vesting date.
The Board or the Committee shall award you as of the Commencement Date one hundred thousand (100,000) performance units (the “Performance-Vesting RSUs”). Subject to accelerated vesting as set forth in this Agreement, the Performance-Vesting RSUs shall vest in five (5) equal amounts on the first five anniversaries of your Commencement Date only if the EBITDA for the 4 fiscal quarters ending on or before such anniversary date exceeds the EBITDA for the 2005 fiscal year of the Company (as such 2005 EBITDA may be equitably adjusted by the Board in its discretion to take into account acquisitions or divestitures that take place after your Commencement Date). The Company will make additional cash payments equal to forty-eight percent (48%) of the value of the Performance RSUs that are settled on any particular date.
If on any date the Company shall pay any dividend on its common stock (“Common Stock”) (other than a dividend payable in Common Stock), the number of RSUs credited to you will as of such date be increased by an amount equal to: (x) the product of the number of RSUs credited to you as of the record date for such dividend multiplied by the per share amount of any dividend (or, in the case of any dividend payable in property other than cash, the per share value of such dividend, as determined in good faith by the Board), divided by (y) the fair market value of a share of Common Stock on the payment date of such dividend as determined under the Stock Incentive Plan. In the case of any dividend declared on Common Stock which is payable in Common Stock, the number of RSUs credited to you will be increased by a number equal to the product of (x) the aggregate number of RSUs that have been credited to you through the related dividend record date multiplied by (y) the number of shares Common Stock (including any fraction thereof) payable as a dividend on a share of Common Stock. The number and terms of the RSUs shall be adjusted in accordance with the provisions of the Stock Incentive Plan.
At the earlier of (x) thirty (30) days after any termination of employment or (y) a Change in Control (as defined on Exhibit A) as provided in Section 12, the Company shall pay to you a number of shares of Common Stock equal to the aggregate number of vested RSUs credited to you as of such date (provided that all RSUs awarded pursuant to this Section 6 shall vest in full upon a Change in Control); provided, however, that in the event that the Company is involved in a transaction in which the shares of Common Stock will be exchanged for cash, the Company shall pay to you immediately prior to the consummation of such transaction a number of shares of Common Stock equal to the aggregate number of RSUs credited to you (whether vested or unvested) as of such date.

Mr. Alec Covington
March 16, 2006

     7. ANNUAL LONG-TERM INCENTIVE COMPENSATION: The Company shall grant to you with respect to the performance period whose first fiscal year contains the Commencement Date an award of performance units with a value of one million two hundred fifty thousand dollars ($1,250,000), subject to the Company’s Long Term Incentive Program. The value actually paid for such grant will depend on the degree to which performance goals are achieved over the performance period. Awards for future long term incentive performance periods will be determined in the discretion of the Board, however, in no event shall the value of such awards be less than $1,250,000.
     8. EMPLOYEE BENEFITS; PERQUISITES; VACATION: You will be entitled to participate in all employee benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with your position, subject to satisfying the applicable eligibility requirements. You will be eligible as of your Commencement Date to participate in the Company’s Supplemental Executive Retirement Plan. You will be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than four (4) weeks per year (as prorated for partial years). The Company shall provide to you, at the Company’s cost, all perquisites which other senior executives of the Company are generally entitled to receive in accordance with Company policy as set by the Board from time to time.
     9. LIFE INSURANCE: The Company will maintain term life insurance on your behalf with a death benefit of at least $2 million.
     10. RELOCATION: You will relocate to the vicinity of the Company’s headquarters within a time frame mutually agreed upon between you and the Board. You will be entitled to relocation benefits in accordance with the Company’s relocation policy (other than reasonable costs that may exceed dollar limitations) plus an additional cash payment of eighty thousand dollars ($80,000) for the payment of relocation expenses outside Company policy. With the exception of the $80,000 payment described in the preceding sentence, the Company shall gross up for tax purposes any income taxable to you arising pursuant to the payment or benefits provided under this Section 9, so that the economic benefit is the same to you as if such payment or benefits were provided on a non-taxable basis to you. In addition, the Company will reimburse you for reasonable expenses that you incur for tax planning relating to your family charitable trust in connection with your relocation.
     11. TERMINATION: Your employment may be terminated by either party at any time, and shall terminate on the first of the following to occur of your death, Disability, termination by the Company for Cause, termination by the Company without Cause, termination by you for Good Reason or termination by you without Good Reason (Disability, Cause and Good Reason are each defined on Exhibit A). Any termination payments made and benefits provided under this Agreement to you shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company or its affiliates. Except to the extent otherwise provided in this Agreement, all benefits, including, without limitation, restricted stock units and other awards under the

Mr. Alec Covington
March 16, 2006

Company’s long-term incentive programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded.
          (a) DISABILITY. In the event that your employment ends on account of your Disability, the Company shall pay or provide you (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iv) reimbursement for any unpaid relocation expenses (including the related gross-up) in accordance with Section 10; and (v) all other payments, benefits or perquisites to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement (collectively, “Accrued Amounts”). You will also be paid a pro-rata portion of your annual bonus for the performance year in which your termination occurs, payable at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount you would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that you are employed by the Company and the denominator of which is 365) (the “Termination Year Bonus”). Upon such termination, the Time-Vesting RSUs will fully vest and become nonforfeitable, and the Performance-Vesting RSUs will continue to be outstanding and shall vest or not vest in accordance with their terms.
          (b) DEATH. In the event that your employment ends on account of your death, your estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts and the Termination Year Bonus. Upon such termination, the Time-Vesting RSUs will fully vest and become nonforfeitable, and the Performance-Vesting RSUs will continue to be outstanding and shall vest or not vest in accordance with their terms.
          (c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If your employment should be terminated (i) by the Company for Cause, or (ii) by you without Good Reason, the Company will pay you only the Accrued Amounts.
          (d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If your employment is terminated by the Company without Cause (other than a termination due to Disability or death) or by you for Good Reason, the Company shall pay or provide you with (i) the Accrued Amounts; (ii) the Termination Year Bonus; (iii) an amount equal to the product of (A) the sum of (1) your then Base Salary and (2) your then target annual bonus multiplied by (B) two, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of twenty-four (24) months from your date of termination (with such payments commencing on the earliest payroll date that does not result in adverse tax consequences you under Section 409A of the Internal Revenue Code, and with the initial payment, including any payments that have been delayed because of Code Section 409A); and (iv) subject to your continued co-payment of premiums, continued participation for two years in all medical, dental and vision plans which cover you (and eligible dependents) upon the same

Mr. Alec Covington
March 16, 2006

terms and conditions (except for the requirements of your continued employment) in effect for active employees of the Company. In the event you obtain other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this subsection shall immediately cease. The continuation of health benefits under this subsection shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Upon such termination, the Time-Vesting RSUs described in Paragraph 6 will fully vest and become nonforfeitable, and the Performance-Vesting RSUs described in Paragraph 6 will continue to be outstanding and shall vest or not vest in accordance with their terms and based upon the actual performance of the Company. In the event that you die before all payments pursuant to this Section 11 have been paid, all remaining payments shall be made to the beneficiary specifically designated by you in writing prior to your death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to your personal representative or estate.
     12. CONDITIONS: Any payments or benefits made or provided pursuant to Section 11 (other than Accrued Amounts) are subject to your:
          (a) compliance with the restrictive covenant provisions of Section 14 hereof;
          (b) delivery to the Company of an executed Agreement and General Release (the "General Release”), which shall be substantially in the form attached hereto as Exhibit B (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within twenty-one (21) days of presentation thereof by the Company to you; and
          (c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.
     13. CHANGE IN CONTROL: As of your Commencement Date, you and the Company shall enter into the change in control agreement attached hereto as Exhibit C (the “Change in Control Agreement”). Upon a Change in Control of the Company, in addition to any payments and benefits provided under the Change in Control Agreement, the RSUs will fully vest and become nonforfeitable. Except as set forth in the immediately preceding sentence, in the event that your employment is terminated and you are due payments and benefits from the Company under the Change in Control Agreement and such payments and benefits are greater than those provided in this Agreement, then you will only receive benefits and payments under the Change in Control Agreement and no benefits or payments shall be provided or paid under this Agreement. However, should the benefits and payments due you under this Agreement be greater than those under the Change in Control Agreement, then benefits and payments will only be paid and provided under this Agreement and no benefits or payments will be provided or paid under the Change in Control Agreement.

Mr. Alec Covington
March 16, 2006

     14. RESTRICTIVE COVENANTS
          (a) CONFIDENTIALITY. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your employment and for the benefit of the Company, either during the period of your employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by you during your employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes known to the public subsequent to disclosure to you through no wrongful act of you or any representative of you; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, your obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.
          (b) NONSOLICITATION. During your employment with the Company and for the two (2)-year period thereafter, you agree that you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which you are not affiliated) or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer (provided, that the foregoing shall not apply to any product or service which is not covered by the noncompetition provision set forth in Section 14(c), below).
          (c) NONCOMPETITION. During your employment hereunder and for the two (2)-year period thereafter, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to Supervalu Inc., C&S Wholesale Grocers, Inc., Spartan Stores, Inc., Roundy’s Supermarkets, Inc., or any successors or affiliates thereof. This Section 14(c) shall not prevent you from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

Mr. Alec Covington
March 16, 2006

          (d) RETURN OF COMPANY PROPERTY AND RECORDS. You agree that upon termination of your employment, for any cause whatsoever, you will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by you containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to you during your employment with the Company.
          (e) COOPERATION. You agree that, following termination of your employment for any reason, you will upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which you were involved during your employment, including any litigation. The Company shall compensate you for any lost wages or expenses associated with such cooperation and assistance.
          (f) EQUITABLE RELIEF AND OTHER REMEDIES. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
          (g) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 14 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
          (h) SURVIVAL OF PROVISIONS. The obligations contained in this Section 14 shall survive the termination or expiration of your employment with the Company and shall be fully enforceable thereafter.
     15. INDEMNIFICATION; LIABILITY INSURANCE: The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by applicable law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company. The Company shall cover you under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

Mr. Alec Covington
March 16, 2006

On behalf of the Board, I am excited to offer you employment with the Company and look forward to a mutually rewarding relationship.

Very truly yours, Allister Graham Chairman of the Board

Agreed and Accepted

Alec Covington
Dated:                                         , 2006

EXHIBIT A
Definitions
          “Board” means the board of directors of the Parent Corporation duly qualified and acting at the time in question.
          “Cause” shall mean (i) your indictment for or conviction of (or a plea of guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by the Board that you have (A) willfully and continuously failed to perform substantially your duties (other than any such failure resulting from the your Disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (B) engaged in illegal conduct, an act of dishonesty or gross misconduct in the cause of your employment injurious to the Company, or (C) willfully violated a material requirement of the Company’s code of conduct or your fiduciary duty to the Company. No act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by your in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Notwithstanding the foregoing, the Company may not terminate your employment for Cause unless and until (A) a determination that Cause exists is made and approved by a majority of the Company’s Board, (B) you are given written notice of the Board meeting called to make such determination, and (C) you and your legal counsel are given the opportunity to address such meeting.
          “Change in Control” means: (i) the sale, lease, exchange, or other transfer of all or substantially all of the assets of the Parent Corporation (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Parent Corporation; (ii) the approval by the stockholders of the Parent Corporation of any plan or proposal for the liquidation or dissolution of the Parent Corporation; or (iii) a change in control of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to section 13 or 15(d) of the Exchange Act, whether or not the Parent Corporation is then subject to such reporting requirement; provided that, without limitation, such a Change in Control will be deemed to have occurred at such time as: (A) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Parent Corporation’s outstanding securities ordinarily having the right to vote at elections of directors, or (B) individuals who constitute the Board on the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election, by the Parent Corporation’s stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Parent Corporation in which such person is named as a nominee for director, without objection to such nomination) will, for purposes of this clause (B), be deemed to be a member of the Incumbent Board.
          “Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles you to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (a) “Good Reason” shall mean, without your express written consent, the occurrence of any of the following events:
          (i) an adverse change in your status or positions as President and Chief Executive Officer of the Company (including as a result of a material diminution in your duties or responsibilities) other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent in any material respect with your positions (including titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any removal of you from or any failure to reappoint or reelect you to such positions (except in connection with the termination of your employment for Cause or Disability, as a result of your death or by you other than for Good Reason);
          (ii) any failure by the Company to comply with any of the material provisions regarding your Base Salary, bonus, annual long-term incentive compensation, benefits and perquisites, relocation, and other benefits and amounts payable to you under this Agreement;
          (iii) your being required to relocate to a principal place of employment more than sixty (60) miles from your principal place of employment with the Company as of the Commencement Date;
          (iv) the failure by the Company to elect or to reelect you as a director or the removal of you from such position; or
          (v) the failure of the Company to obtain an agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction.
          “Parent Corporation” means Nash-Finch Company and any Successor.
          “Person” means and includes any individual, corporation, partnership, group, association or other “person”, as such term is used in section 14(d) of the Exchange Act, other than the Parent Corporation, a wholly-owned subsidiary of the Parent Corporation or any employee benefit plan(s) sponsored by the Parent Corporation or a wholly-owned subsidiary of the Parent Corporation.
          “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Parent Corporation’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation’s voting securities, all or substantially all of its assets or otherwise.